1(h)
                        SCUDDER INTERNATIONAL FUND, INC.
                             ARTICLES SUPPLEMENTARY

     SCUDDER INTERNATIONAL FUND, INC., a Maryland corporation having a principal office in New York, New York and having The Corporation Trust Incorporated as its resident agent located at 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to and in accordance with Section 2-105(c) of the Maryland General Corporation Law, the aggregate number of shares of stock that the Corporation, being registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), has the authority to issue is hereby increased to seven hundred million (700,000,000) shares, with a par value of One Cent ($.01) per share, for an aggregate par value of Seven Million Dollars ($7,000,000.00).

      (a)Immediately before the increase effected by these Articles Supplementary, the total number of shares of stock of all classes that the Corporation had the authority to issue was six hundred million (600,000,000) shares, with a par value of One Cent ($.01) per share, for an aggregate par value of Six Million Dollars ($6,000,000.00).

      (b)Immediately after the increase effected by these Articles Supplementary, the total number of shares of stock of all classes that the Corporation has the authority to issue is seven hundred million (700,000,000) shares, with a par value of One Cent ($.01) per share, for an aggregate par value of Seven Million Dollars ($7,000,000.00).

     SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has duly classified the one hundred million (100,000,000) shares of the capital stock of the Corporation resultant from the increase of authorized capital effected by these Articles Supplementary as the "International Growth and Income Fund." Prior to such increase, one hundred million (100,000,000) shares of authorized capital stock were designated as the "Pacific Opportunities Fund," two hundred million (200,000,000) shares of authorized capital stock were designated as the "International Fund," one hundred million (100,000,000) shares of authorized capital stock were designated as the "Latin America Fund," one hundred million (100,000,000) shares of authorized capital stock were designated as the "Greater Europe Growth Fund," and one hundred million (100,000,000) shares of authorized capital stock were designated as the "Emerging Markets Growth Fund." The Emerging Markets Growth Fund, International Fund, Latin America Fund, Pacific Opportunities Fund, Greater Europe Growth Fund and International Growth and Income Fund are each hereafter referred to as a "series."

     THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any unissued shares of any series of the Corporation and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

     FOURTH: A description of the series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemptions is set forth in the Charter of the Corporation and is not changed by the Articles Supplementary, except that six series of shares, as opposed to five, now exist.

     FIFTH: The Board of Directors of the Corporation, at a meeting duly called, convened and held on March 3, 1997, adopted resolutions increasing the aggregate number of shares of capital stock that the Corporation has authority to issue and classifying the authorized capital stock of the Corporation as set forth in these Articles Supplementary.

     IN WITNESS WHEREOF, Scudder International Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Secretary, on the 3rd day of March, 1997.

ATTEST:                                SCUDDER INTERNATIONAL FUND, INC.

By /s/Thomas F. McDonough              By /s/David S. Lee
  ------------------------------       ---------------------------
    Thomas F. McDonough                   David S. Lee
    Secretary                             Vice President

SEAL

                                  Verification
                                  ------------

     I, Thomas F. McDonough, Secretary of Scudder International Fund, Inc. (the "Corporation") do hereby verify that I have executed these Articles Supplementary and acknowledge the same to be my act; that adoption of these Articles Supplementary by the Corporation was a valid corporate act; that, to the best of my knowledge, information and belief, the matters and facts set forth herein are true in all material respects; and that this statement is made under the penalties for perjury.



                                               /s/Thomas F. McDonough
                                              --------------------------------
                                               Thomas F. McDonough
                                               Secretary

SEAL